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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                                 June 22, 1999



                       WEITZER HOMEBUILDERS INCORPORATED
              (Exact Name of Registrant as Specified in Charter)




   FLORIDA                        0-25850                         65-0502494
(State or Other Jurisdiction    (Commission                     (IRS Employer
     of Incorporation)          File Number)                 Identification No.)


     14505 Commerce Way, Suite 400
         Miami Lakes, Florida                                         33016
(Address of Principal Executive Offices)                           (Zip Code)



       Registrant's telephone number, including area code: (305) 819-4663


                             5901 N.W. 151st Street
                                   Suite 120
                        Miami Lakes, Florida 33014-2428
         (Former Name or Former Address; if Changed Since Last Report)
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ITEM 5.  Other Events.

     On June 22, 1999, Weitzer Homebuilders Incorporated (the "Registrant"), entered into a Stock Purchase Agreement (the "Agreement"), by and among the Registrant, an affiliate of the Registrant, and Century Partners Group, Ltd. ("Century"), a Florida limited partnership. Pursuant to the terms of the Agreement, the Registrant issued an aggregate 22,123,893 shares of its Class A Common Stock to Century in exchange for a promissory note in the aggregate principal amount of $24,778,761.07, and for the cash par value of the shares ($221,238.93). In addition, pursuant to the terms of the Agreement, an affiliate of the Registrant agreed to sell an aggregate 8,855,000 shares of Class A and Class B Common Stock of the Registrant, owned beneficially by such affiliate, to Century as of the Closing, as contemplated under the Agreement, for an aggregate $10 million. The purchase price will be paid $5 million in cash at the Closing and $5 million will be evidenced by a promissory note.

     The Closing of the transactions contemplated by the Agreement are subject to certain conditions precedent, including approval of the transaction by the Registrant's primary lenders. It is contemplated, although no assurance can be given, that the Closing of the transactions contemplated by the Agreement will be effectuated in August, 1999. As a result of the Closing, Century will become an affiliated entity of the Registrant. Pending the Closing, Century has issued its proxy to Harry Weitzer, the Registrant's President and Chairman of the Board of Directors, to vote its shares that were issued as of June 22, 1999, as described above.

ITEM 7.  Financial Statements and Exhibits.

     (c)  Exhibits

     Exhibit 10.1 - Stock Purchase Agreement, by and among Weitzer Homebuilders Incorporated, Century Partners Group, Ltd. and Chai Capital Ltd., dated as of June 22, 1999.

     Exhibit 10.2 - Omitted Schedules

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              WEITZER HOMEBUILDERS INCORPORATED



                              By:  /S/ Harry Weitzer
                                   ----------------------------------
                                    Harry Weitzer, President

June 29, 1999

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